As filed with the Securities and Exchange Commission on November 12, 1997.

                                                     Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------
                                 MicroAge, Inc.
             (Exact name of registrant as specified in its charter)

           Delaware                                              86-0321346
(State or other jurisdiction                                 (I.R.S.Employer
of incorporation or organization)                            Identification No.)

                             2400 South MicroAge Way
                              Tempe, Arizona 85282
                                 (602) 804-2000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                          ----------------------------
                                 James A. Domaz
                                Corporate Counsel
                                 MicroAge, Inc.
                             2400 South MicroAge Way
                              Tempe, Arizona 85282
                                 (602) 804-2000
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                          ----------------------------
                                    Copy to:

                                Matthew P. Feeney
                              Snell & Wilmer L.L.P.
                               One Arizona Center
                           Phoenix, Arizona 85004-0001
                                 (602) 382-6239
                          ----------------------------
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] _________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] __________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                          ----------------------------
                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------
                                                                      Proposed
                                                         Proposed      maximum
                                         Amount           maximum     aggregate       Amount of
Title of shares                           to be          price per    offering     registration
to be registered                     Registered(1)       share(2)     price(2)           fee
------------------------------------------------------------------------------------------------
Common Stock, $.01 par value           1,140,737          $23.125     $26,379,543       $7,994
------------------------------------------------------------------------------------------------

(1) In the event of a stock split, stock dividend, or similar transaction involving the Company's Common Stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the last reported sale price of the Common Stock on November 7, 1997, as reported by the Nasdaq Stock Market.


         The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 12, 1997

PROSPECTUS

                                1,140,737 Shares

                                 MicroAge, Inc.

                                  Common Stock

         This Prospectus relates to the offer and sale by Clark I. Buch, Mitchell R. Roth, Barry D. Myerson, Arthur D. Myerson, Kevin J. McCarthy, Leonard Boord, Francisco Victoria, and John Hassan ("Selling Stockholders") of an aggregate of 1,140,737 shares of the Common Stock, $0.01 par value per share (the "Common Stock"), of MicroAge, Inc., a Delaware corporation (the "Company"). The Company will not receive any portion of the proceeds from the sale of the Common Stock offered hereby. All expenses of registration incurred in connection with this offering are being borne by the Company. The brokerage and other expenses of sale incurred by the Selling Stockholders will be borne by the Selling Stockholders. See "Plan of Distribution" and "Selling Stockholders."

         The Company's Common Stock is traded on the Nasdaq Stock Market under the symbol "MICA." On November 7, 1997, the closing sale price for the Common Stock, as reported by the Nasdaq Stock Market, was $23.125 per share.

                          ----------------------------

         SEE "RISK FACTORS" ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                          ----------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                November_____1997

         INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements, and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding registrants, such as the Company, that file electronically with the Commission. In addition, the Company's Common Stock is traded on the Nasdaq Stock Market. Reports, proxy statements, and other information filed by the Company are also available for inspection at the offices of the Nasdaq Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") that the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement and the exhibits thereto and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Common Stock offered hereby. Statements contained in this Prospectus as to the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and, in each instance, reference is made to the copy of such document as so filed. Each such statement is qualified in its entirety by such reference.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents have been filed by the Company with the Commission and are hereby incorporated by reference in this Prospectus: (i) the Annual Report of the Company on Form 10-K for the fiscal year ended November 3, 1996, (ii) the Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended February 2, 1997, (iii) the Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended May 4, 1997, and (iv) the Quarterly Report of the Company on Form 10-Q for the fiscal quarter ended August 3, 1997. All other documents and reports filed by the Company with the Commission pursuant to Sections 13, 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from their respective dates of filing.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will cause to be furnished without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to Investor Relations, MicroAge, Inc., 2400 South MicroAge Way, Tempe, Arizona 85282; telephone: (602) 366-2414.

                                  RISK FACTORS

         The purchase of the Common Stock offered hereby involves substantial risk. The following matters, including those mentioned elsewhere, should be considered carefully by a prospective investor in evaluating a purchase of the Common Stock.

Intense Competition

         The computer reseller industry is characterized by intense competition, based primarily on product availability, price, speed of delivery, credit availability, ability to tailor specific solutions to customer needs, quality and breadth of product lines, service and post-sale support, and quality of customer training. In addition, the Company faces competition in the recruitment and retention of franchised and non-franchised resellers. The Company and its reseller locations compete for sales with numerous other computer resellers, including (i) master resellers; (ii) direct resellers; (iii) wholesalers (resellers that do not sell to end-users); (iv) vendors that sell directly to large purchasers; and (v) parties that implement other sales methods, such as direct mail, computer "superstores," and mass merchandisers. There can be no assurance that the Company will not lose market share, or that it will not be forced in the future to reduce its prices in response to the actions of its competitors and thereby experience a reduction in its gross margins.

Narrow Margins

         The Company has experienced low operating and gross profit margins caused by intense price competition within its industry. The Company has partially offset the effect of the low margins by achieving increased revenue and reduced operating expenses as a percentage of revenue; however, there can be no assurance that the Company will maintain or increase revenue or further reduce expenses (as a percentage of revenue) in the future. Future operating and gross profit margins may be adversely affected by market pressures, the introduction of new Company initiatives, changes in revenue mix, the Company's utilization of early payment discount opportunities, vendor pricing actions, and other competitive and economic pressures.

Dependence on Supplier Incentive Funds

         The Company receives funds from certain suppliers which are earned through marketing programs or meeting purchasing, sales, or other objectives established by the supplier. There can be no assurance that these programs will be continued by the suppliers. A substantial reduction in the supplier funds available to the Company would have a material adverse effect on the Company's business, financial condition, and results of operations.

Product Supply; Dependence on Key Vendors

         The computer reseller industry continues to experience product supply shortages and customer order backlogs due to the inability of certain manufacturers to supply certain products. In addition, certain vendors have initiated new channels of distribution that increase competition for the available product supply. There can be no assurance that vendors will be able to maintain an adequate supply of products to fulfill all of the Company's customer orders on a timely basis. Although the Company has not historically encountered such conditions, the failure to obtain adequate product supplies, if competitors were able to obtain them, could have a material adverse effect on the Company's business, financial condition, and results of operations.

         Three vendors of the Company each represented more than 10% of total product sales for the fiscal year ended November 3, 1996. They were COMPAQ Computer Corporation ("COMPAQ"), Hewlett-Packard Company ("Hewlett- Packard"), and International Business Machines Corporation ("IBM"). In fiscal 1996, sales of products from COMPAQ, Hewlett-Packard, and IBM represented 22%, 20%, and 14%, respectively, of the Company's total product sales. During the 39 weeks ended August 3, 1997, sales of products from COMPAQ, Hewlett-Packard, and IBM represented 24%, 20%, and 14%, respectively, of the Company's total product sales. During fiscal 1996 and the 39 weeks ended August 3, 1997, sales of these three manufacturers' products represented approximately 56% and 58%, respectively, of the Company's revenue from product sales.

         The Company's agreements with these vendors generally are renewed periodically and permit termination by the vendor without cause, generally upon 30 to 90 days' notice, depending on the vendor. In addition, the Company's business is dependent upon price and related terms and product availability provided by its key vendors. Although the Company considers its relationships with COMPAQ, Hewlett-Packard, and IBM to be good, there can be no assurance that these relationships will continue as presently in effect or that changes by one or more of these key vendors in their volume discount schedules or other marketing programs would not adversely affect the Company. Termination or nonrenewal of the Company's agreements with COMPAQ, Hewlett-Packard, or IBM would have a material adverse effect on the Company's business, financial condition, and results of operations.

Potential Fluctuations in Quarterly Results

         The Company's operating results may vary significantly from quarter to quarter depending on certain factors, including, but not limited to, demand for the Company's information technology products and services; product availability; competitive conditions; new product introductions; the amount of supplier incentive funds received by the Company (see "Dependence on Supplier Incentive Funds" above); changes in customer order patterns; and general economic conditions. In particular, the Company's operating results are sensitive to changes in the mix of product and service revenues, product margins, inventory adjustments, and interest rates. Although the Company attempts to control its expense levels, these levels are based, in part, on anticipated revenues. Therefore, the Company may not be able to control spending in a timely manner to compensate for any unexpected revenue shortfall. As a result, quarterly period-to-period comparisons of the Company's financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. In addition, although the Company's financial performance has not exhibited significant seasonality in the past, the Company and the computer industry in general tend to follow a sales pattern with peaks occurring near the end of the calendar year, due primarily to special vendor promotions and year-end business purchases.

Risk of Declines in Inventory Value

         The Company's business is subject to the risk that the value of its inventory will be adversely affected by price reductions by suppliers or by technological changes affecting the usefulness or desirability of the products comprising the inventory. It is the policy of most suppliers of the Company's products to protect distributors such as the Company, who purchase directly from such suppliers, from the loss in value of inventory due to technological change or the supplier's price reductions. Under the terms of many of the Company's distribution agreements, suppliers will credit the Company for inventory losses resulting from the supplier's price reductions if the Company complies with certain conditions. In addition, under many of the Company's agreements, the Company has the right to return for credit or exchange for other products a portion of the inventory items purchased, within a designated period of time. Since the Company can return only a portion of its inventory, the Company could be forced to liquidate nonreturnable aged inventory at prices below the Company's cost. A supplier who elects to terminate a distribution agreement may repurchase from the distributor the supplier's products carried in the distributor's inventory. The industry practices discussed above are sometimes not embodied in written agreements and do not protect the Company in all cases from declines in inventory value. No assurance can be given that such practices will continue, that unforeseen new product developments will not materially adversely affect the Company, or that the Company will be able to successfully manage its existing and future inventories. The Company establishes reserves for estimated losses due to obsolete inventory in the normal course of business. Historically, the Company has not experienced losses due to obsolete inventory materially in excess of established inventory reserves. However, significant declines in inventory value in excess of established inventory reserves could have a material adverse affect on the Company's business, financial condition, or results of operations.

No Assurance of Successful Acquisitions or Investments

         The Company has acquired or invested in, and intends to acquire or invest in, local or regional resellers to expand the Company's service offerings and its reach into certain geographic areas. As a result, the Company is continually evaluating potential acquisition and investment opportunities, which may be material in size and scope. Any acquisitions or investments by the Company may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, and amortization of expenses related to goodwill and intangible assets, all of which could adversely effect the Company's profitability. Acquisitions involve numerous risks, such as the diversion of the attention of the Company's management from other business concerns, the entrance of the Company into markets in which it has had no or only limited experience, the integration of the acquired companies' management information systems with those of the Company, and the potential loss of key employees of the acquired companies, all of which could have a material adverse effect on the Company's business, financial condition, or results of operations.

Capital Intensive Nature of Business

         The Company's business requires significant levels of capital to finance accounts receivable and product inventory that is not financed by trade creditors. The Company has financed its growth and cash needs to date primarily through working capital financing facilities, bank credit lines, common stock offerings, and cash generated from operations. The primary uses of cash have been to fund increases in inventory and accounts receivable resulting from increased sales. If the Company is successful in achieving continued revenue growth, its working capital requirements will continue to increase.

         The Company maintains three primary financing agreements (the "Financing Agreements") with an aggregate borrowing capacity of $675 million. The Financing Agreements expire in August 2000, but any of the Financing Agreements may be terminated 90 days after either party gives the other party notice of termination. At August 3, 1997, the Company had approximately $380 million outstanding under the Financing Agreements. Of the $675 million of borrowing capacity represented by the Financing Agreements, $295 million was unused as of August 3, 1997. Utilization of the unused $295 million is dependent upon, among other things, the Company's collateral availability at the time the funds would be needed.

         Borrowings under the Financing Agreements are secured by substantially all of the Company's assets, and the Financing Agreements contain certain restrictive covenants, including working capital and tangible net worth requirements and ratios of debt to tangible net worth and current assets to current liabilities. At August 3, 1997, the Company was in compliance with these covenants.

         The unavailability of a significant portion of, or the loss of, the Financing Agreements or trade credit from vendors would have a material adverse effect on the Company's business, financial condition, and results of operations. There can be no assurance that the Company will be able to borrow adequate amounts on terms acceptable to the Company.

Dependence on Information Systems

         The Company depends on a variety of information systems for its operations, particularly its centralized information processing system which supports, among other things, inventory management, order processing, shipping, receiving, and accounting. Although the Company has not in the past experienced significant failures or down time of its centralized information processing system or any of its other information systems, any such failure or significant down time could prevent the Company from taking customer orders, printing product pick-lists, and/or shipping product and could prevent customers from accessing price and product availability information from the Company. In such event, the Company could be at a severe disadvantage in determining appropriate product pricing or the adequacy of inventory levels or in reacting to rapidly changing market conditions. A failure of the Company's information systems which impacts any of these functions could have a material adverse effect on the Company's business, financial condition, or results of operations. In addition, the inability of the Company to attract and retain the highly-skilled personnel required to implement, maintain, and operate its centralized information processing system and the Company's other information systems could have a material adverse effect on the Company's business, financial condition, or results of operations. In order to react to changing market conditions, the Company must continuously expand and improve its centralized information processing system and its other information systems. There can be no assurance that the Company's information systems will not fail, that the Company will be able to attract and retain qualified personnel necessary for the operation of such systems, or that the Company will be able to expand and improve its information systems.

Dependence on Independent Shipping Companies

         The Company relies almost entirely on arrangements with independent shipping companies for the delivery of its products. Products are shipped from suppliers to the Company through a variety of independent common carriers. Currently, United Parcel Service ("UPS") delivers a majority of the Company's products to its reseller customers. The termination of the Company's arrangements with UPS or other independent shipping companies, or the failure or inability of one or more of these independent shipping companies to deliver products from suppliers to the Company, or products from the Company to its reseller customers or their end-user customers could have a material adverse effect on the Company's business, financial condition, or results of operations. For instance, an employee work stoppage or slow-down at one or more of these independent shipping companies could materially impair that shipping company's ability to perform the services required by the Company. The Company anticipates that the recent UPS strike could impact its fourth quarter results by approximately $.03 to $.05 per share. There can be no assurance that the services of any of these independent shipping companies will continue to be available to the Company on terms as favorable as those currently available or that these companies will choose or be able to perform their required shipping services for the Company.

Rapid Technological Change

         The Company's industry is subject to rapid technological change, new and enhanced product specification requirements, and evolving industry standards. These changes may cause inventory and stock to decline substantially in value or to become obsolete. In addition, suppliers may give the Company limited or no access to new products being introduced. Although the Company believes that it has adequate price protection and other arrangements with its suppliers to avoid bearing the costs associated with these changes, no assurance can be given that future technological or other changes will not have a material adverse effect on the Company's business, financial condition, or results of operations. See "Risk of Declines in Inventory Value."

Possible Volatility of Stock Price

         The market price of the Common Stock could be subject to wide fluctuations in response to quarterly variations in the Company's results of operations, changes in earnings estimates by research analysts, conditions in the computer industry, or general market or economic conditions, among other factors. In addition, in recent years the stock market has experienced significant price and volume fluctuations. These fluctuations have had a substantial effect on the market prices of many technology companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could materially adversely affect the market price for the Common Stock.

Disclosure Regarding Forward-Looking Statements

         Certain statements contained in this Prospectus, including all documents incorporated herein by reference, may be forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of revenue and net income and issues that may affect revenue or net income; projections of capital expenditures; plans for future operations; financing needs or plans; plans relating to the Company's products and services; and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this Prospectus, including those set forth above, describe factors, among others, that could contribute to or cause such differences.

                                 USE OF PROCEEDS

         All 1,140,737 shares of Common Stock offered hereby are being offered by the Selling Stockholders. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         On September 26, 1997, a subsidiary of the Company merged with and into Cass Marketing Services, Inc. ("CMS") pursuant to an Agreement and Plan of Reorganization, dated September 26, 1997 (the "Agreement"). Prior to the merger, CMS was one of the Company's resellers and purchased the Company's products for resale to its customers. At the time of the merger, Clark I. Buch, Mitchell R. Roth, Barry D. Myerson, Arthur D. Myerson, and Kevin J. McCarthy (the "CMS Selling Stockholders") owned all of the issued and outstanding shares of the capital stock of CMS. As a result of the merger, CMS became a wholly-owned subsidiary of the Company and the CMS Selling Stockholders' shares of CMS common stock were automatically canceled and extinguished and were converted into 326,279 shares of the Company's Common Stock. Under the Agreement, the Company is required to register for public sale those shares of Common Stock issued to the CMS Selling Stockholders. This Prospectus is a part of the Registration Statement filed by the Company in order to satisfy this requirement. In addition, in connection with the Agreement, the Company entered into an Employment Agreement with both Mitchell R. Roth and Kevin J. McCarthy, in which each receives an annual salary of $72,000 and $132,000, respectively, plus bonus.

         On November 5, 1997, a subsidiary of the Company merged with and into Microretailing, Inc. ("Microretailing") pusuant to an Agreement and Plan of Reorganization, dated November 5, 1997 (the "Agreement"). Prior to the merger, Microretailing was one of the Company's resellers and purchased the Company's products for resale to its customers. At the time of the merger, Leonard Boord, Francisco Victoria, and John Hassan (the "Microretailing Selling Stockholders") owned all of the issued and outstanding shares of the capital stock of Microretailing. As a result of the merger, Microretailing became a wholly-owned subsidiary of the Company and the Microretailing Selling Stockholders' shares of Microretailing common stock were automatically cancelled and extinguished and were converted into 814,458 shares of the Company's Common Stock. Under the Agreement , the Company is required to register for public sale those shares of Common Stock issued to the Microretailing Selling Stockholders. This Prospectus is a part of the Registration Statement filed by the Company in order to satisfy this requirement. In addition, in connection with the Agreement, the Company entered into Employment Agreements with Leonard Boord, Francisco Victoria, and John Hassan, in which each receives an annual salary of $250,000, plus bonus.

         The following table provides certain information with respect to the Common Stock owned by the Selling Stockholders as of the date hereof.

                         No. of Shares
                          of Common        Percentage of                     No. of Shares of      Percentage of
                         Stock Owned       Common Stock    No. of Shares       Common Stock        Common Stock
                         Prior to the     Owned Prior to      of Common        Owned After        Owned After the
Selling Stockholder        Offering        Offering(1)    Stock Offered      the Offering(2)        Offering(2)
-------------------        --------        -----------    -------------      ---------------        -----------
Clark I. Buch              221,206              1.2%          221,206                0                   0%
Mitchell R. Roth            50,140               .3%           50,140                0                   0%
Barry D. Myerson            33,550               .2%           33,550                0                   0%
Arthur D. Myerson           12,535                *            12,535                0                   0%
Kevin J. McCarthy            8,848                *             8,848                0                   0%
Leonard Boord              293,205              1.6%          293,205                0                   0%
Francisco Victoria         228,048              1.2%          228,048                0                   0%
John Hassan                294,205              1.6%          293,205                0                   0%
                         ---------              ----        ---------               ---                 ---
                         1,141,737              6.1%        1,140,737                0                   0%

* The number of shares of Common Stock is less than .1%.

----------

(1) Includes all shares of Common Stock beneficially owned by the Selling Stockholders as a percentage of the 18,584,759 shares of Common Stock outstanding at November 7, 1997.
(2) Assumes that Selling Stockholders dispose of all the shares of Common Stock covered by this Prospectus and do not acquire any additional shares of Common Stock.

                              PLAN OF DISTRIBUTION

         This Prospectus relates to the sale of 1,140,737 shares of Common Stock by the Selling Stockholders. The Company has been advised by each Selling Stockholder that each Selling Stockholder expects to offer his Common Stock to or through brokers and dealers and underwriters to be selected by the Selling Stockholder from time to time. In addition, the Common Stock may be offered for sale through the Nasdaq Stock Market, through a market maker, in one or more private transactions, or a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. Each Selling Stockholder may pledge all or a portion of the Common Stock owned by him as collateral in loan transactions. Upon default by any such Selling Stockholder, the pledgee in such loan transaction would have the same rights of sale as such Selling Stockholder under this Prospectus. Each Selling Stockholder also may enter into exchange traded listed option transactions which require the delivery of the Common Stock listed hereunder. Each Selling Stockholder may also transfer Common Stock owned by him in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such Selling Stockholder under this Prospectus. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act of 1933, as amended (the "1933 Act"), may be sold under Rule 144 rather than pursuant to this Prospectus. Finally, each Selling Stockholder and any brokers and dealers through whom sales of the Common Stock are made may be deemed to be "underwriters" within the meaning of the 1933 Act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

         The Company will pay all of the expenses incident to the registration of the Common Stock offered hereby, other than commissions and selling expenses with respect to the Common Stock being sold by the Selling Stockholders.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Snell & Wilmer L.L.P., One Arizona Center, Phoenix, Arizona 85004.

                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended November 3, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

=======================================  =======================================
---------------------------------------  ---------------------------------------

         No  dealer,   salesperson,  or
other  person  has been  authorized  in
connection  with this  offering to give
any   information   or  to   make   any
representations    other   than   those               MicroAge, Inc
contained  in this  Prospectus  and, if
given  or  made,  such  information  or
representations must not be relied upon
as  having  been   authorized   by  the                 1,140,737
Company.  Neither the  delivery of this
Prospectus  nor any sale made hereunder
shall, under any circumstances,  create                   Shares
any implication  that there has been no
change in the  affairs  of the  Company                     of
since  the  date  hereof  or  that  the
information contained herein is correct                Common Stock
as of any date  subsequent  to the date
hereof.   This   Prospectus   does  not
constitute  an offer of the  securities
offered   hereby   by   anyone  in  any
jurisdiction in which it is unlawful to
make such offer of solicitation.

     ----------------------------

           TABLE OF CONTENTS

     ----------------------------

                                        Page
                                        ----
Available Information......................2
Information Incorporated by Reference......2
Risk Factors...............................3
Use of Proceeds............................8
Selling Stockholders.......................9
Plan of Distribution.......................9
Legal Matters.............................10
Experts...................................10

                                              ----------------------------

                                                        PROSPECTUS

                                              ----------------------------

                                                    November ____1997

=======================================  =======================================
---------------------------------------  ---------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following sets forth the expenses to be borne by the registrant in connection with the offering being registered hereby.

Securities and Exchange Commission Registration Fee...................$ 7,994
Printing and Engraving Expenses ......................................  2,000
Legal Fees and Expenses ..............................................  5,000
Accounting Fees and Expenses .........................................  8,000
Blue Sky Fees and Expenses ...........................................  1,000
Other Expenses .......................................................  1,006
                                                                      -------

Total Expenses .......................................................$25,000
                                                                      =======

Item 15. Indemnification of Directors and Officers

         Reference is made to Section 145 of the Delaware General Corporation Law (the "Delaware GCL"), as amended from time to time ("Section 145"), which provides for indemnification of directors and officers of a corporation in certain circumstances. Under Article IX of the registrant's Restated Certificate of Incorporation, as amended, the registrant shall, to the full extent permitted by Section 145, indemnify all persons whom it may indemnify pursuant thereto. Additionally, Article IX provides, among other matters, that the right to indemnification is a contract right, that the registrant is expressly authorized to procure insurance, that advancement of expenses by the registrant is mandatory (except as limited by law) and for certain procedural mechanisms for the benefit of indemnified parties.

         Article VII of the By-Laws of the registrant provides for indemnification of directors and officers of the registrant. The provisions of
Article VII, among other matters, require the registrant to indemnify certain persons to the fullest extent authorized by the Delaware GCL, as the same may now exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the registrant to provide broader indemnification rights than such law permitted the registrant to provide prior to such amendment). Article VII provides that the right to indemnification is a contract right and makes advances of expenses incurred in defending a proceeding mandatory, provided that if required by the Delaware GCL, the person seeking such advances furnishes an undertaking to the registrant to repay all amounts so advanced if it shall be determined by a final adjudication that the person who received such expenses is not entitled to be indemnified. Article VII also expressly provides that any person claiming indemnification may sue the registrant for payment of amounts due, that the registrant in such case will have the burden of proving that the claimant has not met the standards of conduct which make it permissible to indemnify the person for the amount claimed under the Delaware GCL (except in the case of a claim for advancement of expenses, where the required undertaking, if any, has been tendered, in which case it shall not be a defense that the person has not met the applicable standards of conduct) and that neither the failure by the registrant to have made a determination that indemnification is proper, nor an actual determination by the registrant that the claimant has not met the applicable standard of conduct, is a defense to the action or creates a presumption that the claimant has not met the applicable standards of conduct.

         The registrant currently maintains directors' and officers' liability insurance to supplement the protection provided in the registrant's Restated Certificate of Incorporation, as amended, its By-Laws, and indemnification agreements with its directors and officers, and to fund certain payments that the registrant may be required to make under any such provisions. Such insurance is renewable annually and is subject to standard terms and conditions, including exclusions from coverage.

Item 16. Exhibits

Exhibit
Number                     Description
------                     -----------

4.1                        Restated   Certificate   of   Incorporation   of  the
                           Company(1)

4.2 By-Laws of the Company, amended and restated as of April 3, 1997(2)

4.3                        Specimen Common Stock Certificate (3)

4.4 Amended and Restated Rights Agreement dated as of September 28, 1994 between MicroAge, Inc. and First Interstate Bank of California(4)

4.4.1 First Amendment dated as of November 5, 1996 between MicroAge, Inc. and American Stock Transfer and Trust Company to Amended and Restated Rights Agreement dated as of September 28, 1994, between MicroAge, Inc. and First Interstate Bank of California(5)

5                          Opinion of Snell & Wilmer L.L.P.

23.1                       Consent of Price Waterhouse LLP

23.2                       Consent of Snell & Wilmer L.L.P. (included in Exhibit
                           5)

24                         Power of Attorney (included in signature page)

-----------------------
(1) Incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 1994.
(2) Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement No. 333-26247.
(3) Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement No. 33-45510.
(4) Incorporated by reference to Exhibit 1.1 of the Company's Form 8-A, filed January 13, 1994.
(5) Incorporated by reference to Exhibit 4.2.1 to the Company's Annual Report on Form 10-K for the fiscal year ended November 3, 1996.

Item 17. Undertakings

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include  any  prospectus  required  by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (1)(i) and (l)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tempe, State of Arizona, on November 12, 1997.

                                        MICROAGE, INC.,
                                        a Delaware corporation

                                        By: /s/ Jeffrey D. McKeever
                                           ------------------------

                                                   Jeffrey D. McKeever
                                                   Chairman of the Board and
                                                   Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Jeffrey D. McKeever and James R. Daniel, and each of them, as attorneys-in-fact, to sign his or her name on his or her behalf, individually and in each capacity designated below, and to file any amendments, including post-effective amendments to this Registration Statement.

       Signature                              Title                               Date
       ---------                              -----                               ----
/s/ Jeffrey D. McKeever            Director, Chairman of the Board          November 12, 1997
-----------------------            and Chief Executive Officer
Jeffrey D. McKeever                (Principal Executive Officer)

/s/ William H. Mallender           Director                                 November 12, 1997
------------------------
William H. Mallender

/s/ Steven G. Mihaylo              Director                                 November 12, 1997
---------------------
Steven G. Mihaylo

/s/ Fred Israel                    Director                                 November 12, 1997
---------------
Fred Israel

/s/ Linda M. Applegate             Director                                 November 12, 1997
----------------------
Linda M. Applegate

/s/ Roy A. Herberger, Jr.          Director                                 November 12, 1997
-------------------------
Roy A. Herberger, Jr.

/s/ James R. Daniel                Senior Vice President, Chief             November 12, 1997
-------------------                Financial Officer and Treasurer
James R. Daniel                    (Principal Financial Officer)

/s/ Raymond L. Storck              Vice President-Controller and            November 12, 1997
---------------------              Assistant Treasurer
Raymond L. Storck                  (Principal Accounting Officer)

                                  EXHIBIT INDEX

Exhibit
Number                           Description
------                           -----------

4.1                        Restated   Certificate   of   Incorporation   of  the
                           Company(1)

4.2 By-Laws of the Company, amended and restated as of April 3, 1997(2)

4.3                        Specimen Common Stock Certificate (3)

4.4 Amended and Restated Rights Agreement dated as of September 28, 1994 between MicroAge, Inc. and First Interstate Bank of California(4)

4.4.1 First Amendment dated as of November 5, 1996 between MicroAge, Inc. and American Stock Transfer and Trust Company to Amended and Restated Rights Agreement dated as of September 28, 1994, between MicroAge, Inc. and First Interstate Bank of California(5)

5                          Opinion of Snell & Wilmer L.L.P.

23.1                       Consent of Price Waterhouse LLP

23.2                       Consent of Snell & Wilmer L.L.P. (included in Exhibit
                           5)

24                         Power of Attorney (included in signature page)

-----------------------
(1) Incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 1994.
(2) Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement No. 333-26247.
(3) Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement No. 33-45510.
(4) Incorporated by reference to Exhibit 1.1 of the Company's Form 8-A, filed January 13, 1994.
(5) Incorporated by reference to Exhibit 4.2.1 to the Company's Annual Report on Form 10-K for the fiscal year ended November 3, 1996.